Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

reAlpha Tech Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	8,437,502	$0.6318	$5,330,813.77	0.00015310	$816.15
	Total Offering Amounts							$816.15
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$816.15

(1)	Represents shares of the registrant’s common stock offered for resale by the selling stockholders named in the registration statement, issuable upon the exercise of warrants issued to the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of common stock as reported on the Nasdaq Capital Market on May 5, 2025, which date is a date within five business days of the filing of the registration statement for the registration of the securities listed in the table above.